Exhibit (j)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 81 to Registration Statement (No. 2-67052) of Forum Funds (consisting of Investors High Grade Bond Fund, Investors Bond Fund, TaxSaver Bond Fund, Maine Municipal Bond Fund, New Hampshire Bond Fund, Investors Growth Fund, Payson Balanced Fund, Payson Value Fund, and Austin Global Equity Fund) of our reports dated May 12, 2000 in the Statements of Additional Information, which is part of such Registration Statement, and to reference to us under the heading "Financial Highlights" appearing in the Prospectuses, which is also a part of such Registration Statement.



/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 28, 2000